Exhibit 99.1

NEWS RELEASE

NORMA CLAYTON ELECTED TO GOODYEAR BOARD

AKRON, Ohio, Dec. 2, 2022 – The Goodyear Tire & Rubber Company today announced the election of Norma B. Clayton to its Board of Directors, effective Nov. 28, 2022.

FOR IMMEDIATE RELEASE • GLOBAL HEADQUARTERS: 200 INNOVATION WAY, AKRON, OHIO 44316-0001

“We are very pleased to welcome Norma Clayton to Goodyear’s Board of Directors,” said Chairman, Chief Executive Officer and President Richard J. Kramer. “Norma’s global leadership experience in manufacturing, operations, technology, innovation and human resources will be invaluable to Goodyear and its shareholders as we build our business and fulfill our role of enabling mobility in a fast-evolving industry.”

• MEDIA WEBSITE: WWW.GOODYEARNEWSROOM.COM • CONTACT: DOUG GRASSIAN 330.796.3855 DOUG_GRASSIAN@GOODYEAR.COM

Clayton retired in 2016 after almost 20 years at Boeing Company, at which she held leadership roles across engineering; plant operations and optimization; manufacturing excellence; quality and product safety; sourcing, supply chain and procurement; and human resources. Prior to joining Boeing, she spent several years leading plant operations and sourcing at Lockheed Martin, and prior to that, she held management roles in manufacturing and engineering at General Electric, after starting her career at General Motors.

Clayton resides in St. Charles, Missouri, where she has been deeply involved in higher education, serving on the board of Tuskegee University, where she is currently the university’s chairperson. She received her Bachelor of Science degree in Industrial Administration from the New Jersey Institute of Technology and Master of Arts degrees in both Business Management and Human Resources Development from Webster University.
About The Goodyear Tire & Rubber Company
Goodyear is one of the world’s largest tire companies. It employs about 72,000 people and manufactures its products in 57 facilities in 23 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

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